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Exhibit 99.1

OnLine Entertainment Systems

Financial Statements for the
Nine Months Ended September 28, 2002
and June 28, 2003
and Independent Auditors' Report

Independent Auditors' Report

To the Board of Directors of
International Game Technology
Reno, Nevada

        We have audited the accompanying combined balance sheet of IGT OnLine Entertainment Systems, Inc. and the systems business of VLC, Inc. (collectively referred to as "OnLine Entertainment Systems") as of September 28, 2002, and the related combined statements of income, equity, and cash flows for the period from December 30, 2001 to September 28, 2002. These financial statements are the responsibility of OnLine Entertainment Systems management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of OnLine Entertainment Systems as of September 28, 2002, and the results of its combined operations and its combined cash flows for the period from December 30, 2001 to September 28, 2002 in conformity with accounting principles generally accepted in the United States of America.

October 31, 2003
Reno, Nevada

OnLine Entertainment Systems

Combined Balance Sheets

	September 28, 2002	June 28, 2003
		(unaudited)
	(Amounts in thousands)
Assets
Current assets
Cash	$4,697	$5,470
Accounts receivable, net	11,129	14,837
Inventory	569	230
Deferred income taxes	4,859	4,761
Other assets	3,391	620

Total current assets	24,645	25,918
Receivable from affiliates	11,020	25,243
Property and equipment, net	32,096	30,042
Intangible assets, net	26,040	21,264
Other assets	139	152

Total assets	$93,940	$102,619

Liabilities and Combined Equity
Current liabilities
Current portion of long-term capital lease obligations	$5,656	$3,148
Accounts payable	1,455	1,496
Accrued employee compensation and benefits	3,737	6,917
Accrued taxes	1,300	1,724
Accrued liquidated damages	2,736	1,517
Other accrued liabilities	8,914	7,951

Total current liabilities	23,798	22,753
Long-term capital lease obligations, net of current maturities	2,237	10
Deferred income taxes	14,138	18,193
Other long-term liabilities	27	18

Total liabilities	40,200	40,974

Commitments and contingencies
Combined equity
Contributed capital	47,050	47,050
Retained earnings	6,690	14,595

Total combined equity	53,740	61,645

Total liabilities and combined equity	$93,940	$102,619

See notes to combined financial statements.

OnLine Entertainment Systems

Combined Statements of Income

	Nine Months Ended
	September 28, 2002	June 28, 2003
		(unaudited)
	(Amounts in thousands)
Revenues	$105,510	$112,106

Costs and expenses
Cost of revenues (including depreciation expense of $7,274 and $9,884)	68,197	74,577
Selling, general and administrative	16,319	17,674
Research and development	3,410	892
Depreciation and amortization	5,651	5,371

Total costs and expenses	93,577	98,514

Income from operations	11,933	13,592
Other expense, net	783	418

Income before income taxes	11,150	13,174
Provision for income taxes	4,460	5,269

Net income	$6,690	$7,905

See notes to combined financial statements.

OnLine Entertainment Systems

Statements of Combined Equity

	Contributed Capital	Retained Earnings	Total
	(Amounts in thousands)
Balances, December 30, 2001	$47,050	$—	$47,050
Net income	—	6,690	6,690

Balances, September 28, 2002	47,050	6,690	53,740
Net income (unaudited)	—	7,905	7,905

Balances, June 28, 2003 (unaudited)	$47,050	$14,595	$61,645

See notes to combined financial statements.

OnLine Entertainment Systems

Combined Statements of Cash Flows

	Nine Months Ended
	September 28, 2002	June 28, 2003
		(unaudited)
	(Amounts in thousands)
Cash flows from operating activities
Net income	$6,690	$7,905
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,925	15,255
Gain on disposal of assets	—	(11)
Provision for bad debts	6	—
Provision for inventory obsolescence	231	104
(Increase) decrease in operating assets:
Accounts receivable	1,479	(3,708)
Inventory	(218)	235
Other assets	(1,838)	2,606
Net accrued and deferred income taxes	3,944	4,648
Increase in accounts payable and accrued liabilities	1,220	959

Net cash provided by operating activities	24,439	27,993

Cash flows from investing activities
Investment in property and equipment	(2,156)	(8,263)

Net cash used in investing activities	(2,156)	(8,263)

Cash flows from financing activities
Principal payments on long-term capital lease obligations	(5,025)	(4,734)
Receivable from affiliates	(13,997)	(14,223)

Net cash used in financing activities	(19,022)	(18,957)

Net increase in cash	3,261	773
Cash at beginning of period	1,436	4,697

Cash at end of period	$4,697	$5,470

Supplemental Cash Flow Information
Interest paid	$648	$310

See notes to combined financial statements.

OnLine Entertainment Systems

Notes to Combined Financial Statements

for the Nine Months Ended September 28, 2002 and June 28, 2003 (unaudited)

1.     BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The accompanying financial statements include the combined assets and liabilities and the related operations of IGT OnLine Entertainment Systems, Inc. and the systems business of VLC, Inc., collectively referred to as OnLine Entertainment Systems (OES), which are wholly-owned subsidiaries of International Game Technology (Parent). The Parent acquired OES in connection with the acquisition of Anchor Gaming (Anchor) on December 30, 2001 (see Note 2).

        The period ended September 28, 2002 represents the results of operations for OES for the nine months from the acquisition date to the end of the Parents' fiscal year. Our combined financial statements for the nine months ended June 28, 2003 are unaudited and include all adjustments necessary to fairly present our combined results of operations, financial position and cash flows for the period, on a basis consistent with the audited financial statements. Results are not necessarily indicative of results for the full year.

        The Parent incurs certain expenses on behalf of OES, which have been allocated for purposes of these financial statements (see Note 8).

        OES provides online lottery system solutions to various domestic and international lotteries in North America, Europe, Asia and South Australia.

        Cash—Cash consists primarily of cash on deposit at various financial institutions.

        Fair Value of Financial Instruments—The carrying values of OES's accounts receivable and accounts payable approximate fair value primarily because of the short maturities of these instruments. The estimated fair values of the capital lease obligations closely approximated the carrying values at September 28, 2002 and June 28, 2003.

        Receivables and Allowance for Doubtful Accounts—We maintain an allowance for doubtful accounts on our accounts receivable that we have deemed to have a high risk of collectibility. We analyze historical collection trends, customer concentrations, customer creditworthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of our allowance for doubtful accounts.

        Inventories and Obsolescence—Inventories are stated at the lower of cost (first-in, first-out method) or market value. We regularly review inventory quantities on hand and record provisions for excess and obsolete inventory based primarily on our estimated forecast of product demand and production requirements.

        Concentrations of Credit Risk—The financial instruments that potentially subject OES to concentrations of credit risk consist principally of accounts receivable. Accounts receivable from Pennsylvania, Florida and Indiana represent 40%, 10% and 11% of total accounts receivable, as of September 28, 2002. Accounts receivable from state lotteries in Pennsylvania and Florida and the Quebec lottery in Canada represent 35%, 13% and 20% of total accounts receivable, as of June 28, 2003. We maintain cash balances in amounts, which at times, may be in excess of the Federal Deposit Insurance Corporation insurance limits.

        Property and Equipment—Assets acquired in business combinations are accounted for using the purchase method of accounting and are recorded at their estimated fair value at the acquisition date. Property and equipment additions are recorded at cost. Assets that have been placed in service are depreciated on a straight-line basis over their estimated useful lives. Depreciation expense related to assets at lottery locations is recorded as cost of revenues. Costs that materially increase the life or value of existing assets are capitalized. Ordinary maintenance and repairs are charged to expense as incurred.

        Long-Lived Assets—In accordance with the provisions of Statement of Financial Accounting Standards (SFAS) 144, Accounting for the Impairment and Disposal of Long-Lived Assets, we evaluate the potential impairment of long-lived assets when events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable based upon the relevant facts and circumstances. If the facts indicate the fair value is less than the carrying value of the asset, we will recognize an impairment loss for the difference between the carrying value of the asset and its fair value.

        Intangible Assets—Intangible assets are comprised of online lottery and maintenance contracts, business and product trademarks, and developed technology. Amortization of finite lived intangible assets is recorded to reflect the pattern of economic benefit based on projected revenues over their estimated useful lives.

        Revenue Recognition—We recognize revenue when persuasive evidence of an arrangement exists, the price to the buyer is fixed or determinable, collectibility is reasonably assured and delivery has occurred. Revenue from the sales of online lottery and video gaming central site systems is recognized using the percentage of completion method of accounting for long-term construction type contracts. If estimates of total costs indicate a loss on the contract, the entire amount of the estimated loss would be charged to operations immediately. Revenue related to systems contract services is recognized as the services are performed. These long-term service contracts require operation of lottery systems and related revenue is based on a percentage of sales volume. System maintenance revenue is recognized ratably over the period.

        Stock-Based Compensation—We adopted SFAS 123, Accounting for Stock-Based Compensation, which establishes a fair value based method of accounting for stock compensation plans with employees and others. As permitted by SFAS 123, we continue to account for stock-based compensation plans in accordance with the Accounting Principles Board (APB) Opinion 25 intrinsic value method, which determines the compensation cost of stock options issued for non-variable plans such as ours as the difference between the quoted market value at the measurement date and the amount, if any, required to be paid by employees. Our stock-based compensation plans are predominantly non-compensatory plans where the option price is equal to or greater than the trading price of our stock on the date of the option grant and therefore, no compensation cost is recorded. See Note 10 for pro forma stock-based compensation costs that would have been charged to operations had the SFAS 123 fair value method been applied.

        Income Taxes—Income taxes are allocated to OES on a stand-alone basis using effective tax rates as if on a separate return basis. Deferred income taxes result from temporary differences between financial and tax reporting.

        Estimates and Assumptions—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

        Recently Issued Accounting Standards—In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early adoption encouraged. The adoption of these requirements did not have a material impact on the results of operations or financial position.

        In November 2002, the FASB issued FASB Interpretation (FIN) 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 expands the disclosures required by guarantors for obligations under certain types of guarantees. It also requires initial recognition at fair value of a liability for such guarantees. We adopted the disclosure requirements of FIN 45 for the quarter ended December 28, 2002 and the liability recognition requirements to all guarantees issued or modified after December 31, 2002. The adoption of these requirements did not have a material impact on our results of operations or financial position.

        In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation-Transition and Disclosure. This Statement amends SFAS 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We have adopted the disclosure requirements of this statement. See Note 10.

2.     ACQUISITION BY THE PARENT

        On December 30, 2001, the Parent acquired OES in connection with the acquisition of Anchor. The acquisition of Anchor was an opportunity to use our complementary resources to develop new games more effectively for the benefit of our customers. Upon acquisition, Anchor became a wholly-owned subsidiary of the Parent in a stock-for-stock exchange. This acquisition was accounted for as a purchase for financial accounting and reporting purposes in accordance with SFAS 141, Business Combinations. With the assistance of valuation consultants, the purchase price was allocated to assets and liabilities based upon estimates of the fair values of the assets acquired and liabilities assumed, including identifiable intangible assets. The Parent applied push down accounting for the period subsequent to December 30, 2001.

        The accompanying financial statements reflect the allocation of the purchase price to the assets acquired and liabilities assumed of OES, as follows (in thousands):

Current assets	$19,121
Property and equipment	37,903
Intangible assets	31,402
Other assets	585
Deferred income taxes	(8,784)
Liabilities assumed	(33,177)

Initial capitalization	$47,050

3.     ACCOUNTS RECEIVABLE

        Accounts receivable consisted primarily of amounts due from online lottery contracts in 12 jurisdictions. Accounts receivable consisted of the following:

	September 2002	June 2003
		(unaudited)
	(Amounts in thousands)
Accounts receivable	$11,135	$14,843
Less allowance for doubtful accounts	(6)	(6)

Accounts receivable, net	$11,129	$14,837

4.     INVENTORY

        Inventory consisted of the following:

	September 2002	June 2003
		(unaudited)
	(Amounts in thousands)
Consumables	$1,377	$1,151
Parts	2,760	2,751

	4,137	3,902
Less reserve for obsolescence	(3,568)	(3,672)

Inventory	$569	$230

5.     PROPERTY AND EQUIPMENT

        Property and equipment consisted of the following:

	Estimated Life in Years	September 2002	June 2003
			(unaudited)
		(Amounts in thousands)
Lottery equipment	7	$25,698	$30,459
Furniture, fixtures and equipment	3-7	11,998	12,679
Leasehold improvements	7	2,364	2,945

		40,060	46,083
Less accumulated depreciation		(7,964)	(16,041)

Property and equipment, net		$32,096	$30,042

        Total depreciation expense, including amounts recorded as cost of revenues, for the nine months ended September 28, 2002 and June 28, 2003 was $8.0 million and $10.5 million.

6.     INTANGIBLE ASSETS

        As a result of the acquisition (see Note 2), our intangible assets were recorded at fair value and became immediately subject to SFAS 142, Goodwill and Other Intangible Assets, which established new accounting and reporting requirements for goodwill and other intangible assets.

        Intangible assets consisted of the following:

		September 2002			June 2003
	Estimated Life In Years	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
						(unaudited)
		(Amounts in thousands)
Finite Lived Intangible Assets
Contracts	9	$23,460	$3,994	$19,466	$23,460	$7,627	$15,833
Developed technology	12	4,817	586	4,231	4,817	1,227	3,590
Product trademarks	5-9	468	19	449	468	300	168
Business trademarks	9-12	2,257	363	1,894	2,257	584	1,673

Net carrying amount		$31,002	$4,962	$26,040	$31,002	$9,738	$21,264

        Total amortization expense for the nine month periods ended September 28, 2002 and June 28, 2003 was $4.9 million and $4.7 million. Estimated remaining amortization expense for fiscal 2003 and for each of the four succeeding fiscal years is as follows:

Fiscal Year	Amount
(Amounts in thousands)
2003	$1,692
2004	6,322
2005	5,556
2006	2,718
2007	1,511

7.     REVENUES DERIVED FROM MAJOR LOCATIONS

        Our operations for the Florida State Lottery and the Pennsylvania State Lottery accounted for $26.8 million and $31.6 million of revenues for the nine months ended September 28, 2002 and $27.3 million and $33.9 million of revenues for the nine months ended June 28, 2003. No other customer contributed more than 10% of total revenues.

8.     RELATED PARTY TRANSACTIONS

        Receivable from Affiliates—This balance is made up primarily of the net cash transfers to the Parent.

        Intercompany Allocations—Certain costs charged to OES by the Parent were provided through intercompany allocations and included general and administrative costs such as corporate overhead, information systems support, human resources, finance and accounting. These costs, which were allocated primarily on revenues and assets, were included in the accompanying statement of income as selling, general and administrative in the amount of $2.5 million for both nine month periods ended September 28, 2002 and June 28, 2003. Management believes the allocation method used reflected a reasonable estimate of services provided and benefits received. It is not practical to estimate the cost that would have been incurred if we had operated as a stand-alone company.

9.     INCOME TAXES

        Components of our provision for income taxes were as follows:

	September 2002	June 2003
		(unaudited)
	(Amounts in thousands)
Current
Federal	$465	$899
State	67	129

Total current	532	1,028

Deferred
Federal	3,437	3,712
State	491	529

Total deferred	3,928	4,241

Provision for income taxes	$4,460	$5,269

        The combined state and US federal income tax rate of 40.0% represents the estimated rate as if OES filed separate returns.

        SFAS 109, Accounting for Income Taxes, requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Deferred income taxes on the balance sheet reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

        Significant components of our deferred tax assets and liabilities were as follows:

	September 2002	June 2003
		(unaudited)
	(Amounts in thousands)
Current
Deferred tax assets—accrued reserves and allowances	$4,859	$4,761
Long term
Deferred tax liability
Difference between book and tax basis of property	(14,138)	(18,193)

Net deferred tax liability	$(9,279)	$(13,432)

10.   BENEFIT PLANS

Employee Incentive Plans

        From December 30, 2001 to March 31, 2002, we participated in a defined contribution benefit plan, 401(k) plan, administered by Anchor. Our matching contributions to this 401(k) plan were based on a percentage of the employees' contributions to the 401(k) plan.

        Effective April 1, 2002, our employees participated in a profit sharing and 401(k) plan sponsored by the Parent. The Parent 401(k) plan matches 100% of an employee's contributions up to $750. This allows for maximum annual matching contributions of $750 to each employee's account. Our contributions to the plans are expensed as incurred.

        We contributed approximately $1.4 million to these plans for both nine months ended September 28, 2002 and June 28, 2003. The Parent has the right under the Parent 401(k) plan to discontinue matching contributions at any time and to terminate the Parent 401(k) plan subject to the provisions of ERISA.

Employee Stock Purchase Plan

        Our employees who have completed 90 days of service are eligible to participate in the Parent's Qualified Employee Stock Purchase Plan (Plan). Under this Plan, each eligible employee may purchase common stock of the Parent at 85% of the lower of the closing price of the Parent's common stock on the first or last day of the 12 month purchase period. Employees may participate in this plan through payroll deductions up to a maximum of 10% of their base pay.

Stock Options

        At the date of the acquisition, all outstanding stock options under Anchor's stock option plans were converted into options for IGT's common stock at the same terms and conditions as originally granted. No options for additional shares were granted under the Anchor plan subsequent to the acquisition.

        Certain eligible employees may be granted non-qualified and incentive options to purchase shares of common stock under the Parent's Stock Incentive Plan (SIP).

        The following table summarizes the activity of the employees' participation in the SIP:

	Number of Option Shares Outstanding	Weighted Average Exercise Price
Outstanding at December 30, 2001	1,033,200	$11.75
Granted	40,000	15.06
Forfeited	—	—
Exercised	(369,600)	9.79

Outstanding at September 28, 2002	703,600	13.22
Granted (unaudited)	194,000	18.98
Forfeited (unaudited)	(14,000)	15.33
Exercised (unaudited)	(176,800)	11.31

Outstanding at June 28, 2003 (unaudited)	706,800	15.14

        At June 28, 2003, exercise prices for outstanding options ranged from $6.19 to $17.50 with a weighted average remaining life of 7.3 years.

        At September 28, 2002 and June 28, 2003, a total of 46,000 and 38,800 options were exercisable at a weighted-average exercise price of $6.19 and $8.02.

Pro Forma Stock-Based Compensation Expense

        The stock option plan is accounted for under the intrinsic value recognition and measurement principles of Accounting Principles Board Opinion (APB) 25, Accounting for Stock Issued to Employees. As the exercise price of all options granted under these plans was equal to or greater than the market price of the common stock on the grant date, no stock-based employee compensation cost is recognized in net income. The following pro forma financial information reflects the difference between compensation cost charged to operations pursuant to APB 25 and compensation cost that would have been charged to operations if we had applied the fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation.

	September 2002	June 2003
		(unaudited)
	(Amounts in thousands, except assumptions)
Reported net income	$6,690	$7,905
Pro forma stock compensation, net of tax	(435)	(483)

Pro forma net income	$6,255	$7,422

Weighted average fair value of options granted during period	5.05	5.69
Weighted average assumptions:
Interest rates	2.98%	1.41%
Dividend yield	—	1.18
Volatility factor of the expected market price of common stock	0.42	0.32
Weighted average expected life	3.54	3.18

11.   COMMITMENTS AND CONTINGENCIES

        Lease—We lease certain of our facilities and equipment under various agreements for periods through the year 2009. The following table shows future minimum payments required under these leases that have initial or remaining non-cancelable lease terms in excess of one year as of September 28, 2002. Certain of the facility leases provide that we pay utilities, maintenance, property taxes, and certain other operating expenses applicable to the leased property, including liability and property damage insurance. The cost and accumulated depreciation of equipment under capital leases totaled $11.3 million and $2.9 million as of September 28, 2002 and $11.3 million and $5.0 million at June 28, 2003.

Fiscal Year	Operating Leases	Capital Leases	Total
	(Amounts in thousands)
2003	$2,150	$5,995	$8,145
2004	1,959	2,248	4,207
2005	1,435	—	1,435
2006	1,059	—	1,059
2007	431	—	431
Thereafter	414	—	414

Total minimum payments	$7,448	8,243	$15,691

Less amount representing interest		(350)

Capital lease obligations		7,893
Less current portion		(5,656)

Long-term capital lease obligations		$2,237

        Our total rental expense was approximately $2.7 million and $2.6 for the nine month periods ended September 28, 2002 and June 28, 2003.

        Off-Balance Sheet Financial Instruments—In the normal course of business, we are party to financial instruments with off-balance sheet risks such as performance bonds. We have performance bonds outstanding of $75.0 million and $50.0 million at September 28, 2002 and June 28, 2003 related to our lottery systems. We are liable to reimburse the bond issuer in the event the bond is exercised as a result of our non-performance. We accrue the estimated fair value of liquidated damages.

        Liquidated Damages—Our online lottery contracts typically permit termination of the contract by the lottery authority at any time for material breach or for other specified reasons and generally contain demanding implementation and performance schedules. Failure to perform under such contracts may result in substantial monetary damages. Some of our US lottery contracts contain provisions for significant liquidated damages related to various incidents such as implementation delays, system downtime, supply downtime, supply shortages, or degraded systems performance. Many of our lottery contracts also permit the lottery authority to terminate the contract upon notice "for convenience" or upon a State's cessation, in whole or in part, of lottery operations and do not specify the compensation, if any, to which we would be entitled should such termination occur. Some of our international customers similarly reserve the right to assess monetary damages in the event of contract termination or breach. Although such liquidated damages provisions are customary in the lottery industry and the actual liquidated damages imposed are sometimes subject to negotiation, such provisions in our lottery contracts present an ongoing potential for additional expense.

        Lottery Regulations—We operate each of our lottery systems under the legislative authority of each respective state.

        Litigation—We have been named in and have brought lawsuits in the normal course of business. We do not expect the outcome of these suits to have a material adverse effect on our financial position, cash flows or results of future operations.

12.   SUBSEQUENT EVENTS

        In January 2003, all assets and liabilities of the systems business of VLC, Inc., were transferred to IGT OnLine Entertainments Systems, Inc.

        In September 2003 the Parent entered into a definitive agreement to sell 100% of the stock of IGT OnLine Entertainment Systems, Inc. for approximately $143.0 million.

        In connection with the consummation of the sale, OES will reclassify the long-term receivable from the Parent to the equity section in the balance sheet as a capital distribution.

13.   SELECTED FINANCIAL DATA (UNAUDITED)

	Quarters Ended
	March 2002	June 2002	September 2002	December 2002	March 2003	June 2003
	(amounts in thousands)
Total Revenues	$35,787	$33,874	$35,849	$37,796	$38,561	$35,749
Gross profit	11,071	12,467	13,775	12,341	12,578	12,610
Income from operations	2,701	2,523	6,709	4,417	4,307	4,868
Net income	1,446	1,334	3,910	2,541	2,498	2,866

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QuickLinks

Independent Auditors' Report
OnLine Entertainment Systems Combined Balance Sheets
OnLine Entertainment Systems Combined Statements of Income
OnLine Entertainment Systems Statements of Combined Equity
OnLine Entertainment Systems Combined Statements of Cash Flows
OnLine Entertainment Systems Notes to Combined Financial Statements for the Nine Months Ended September 28, 2002 and June 28, 2003 (unaudited)